Exhibit 11.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Offering Statement of Damon Inc. on Form 1-A of our report of Damon Motors Inc. dated September 26, 2024, with respect to our audit of the consolidated financial statements of Damon Motors Inc. as of June 30, 2024 and for the year then ended, appearing in the Annual Report on Form 10-12B/A of Grafiti Holding Inc. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Marcum llp

New York, NY

July 21, 2025